EXHIBIT 5.1

Verigy Ltd.
395 Page Mill Road
Palo Alto, California 94306
USA

June 12, 2006

Dear Sirs

Registration Statement on Form S-8 of Verigy Ltd. (the "Company")

1.
Introduction

  At your request, we have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission on or about June 2006 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 12,000,000 ordinary shares in the capital of the Company ("Ordinary Shares") comprising an aggregate of:

  (a)
  10,300,000 Ordinary Shares (the "Incentive Shares") subject to issuance by the Company pursuant to equity awards under the Company's 2006 Equity Incentive Plan (the "Incentive Plan"); and

  (b)
  1,700,000 Ordinary Shares (the "Purchase Shares") subject to issuance by the Company pursuant to purchase rights under the 2006 Employee Share Purchase Plan (the "Purchase Plan"),

  (the Incentive Shares and the Purchase Shares are collectively referred to below as the "Registration Shares").

2.
Documents

  For the purpose of giving this opinion we have examined the following documents:

  (a)
  the memorandum of association and articles of association of the Company, as adopted by special resolution passed on 23 May 2006;

  (b)
  the minutes and resolutions of the Company's board of directors (including any committee thereof) and shareholders (the "Resolutions") dated June 7, 2006 in relation to the adoption of the Incentive Plan and Purchase Plan and initial reservation of shares under these plans;

  (c)
  the Registration Statement as filed with the SEC;

  (d)
  a copy of the Incentive Plan as adopted and approved on June 7, 2006; and

  (e)
  a copy of the Purchase Plan as adopted and approved on June 7, 2006.

3.
Assumptions

  For the purpose of this opinion, we have assumed (without making any investigation) that:

  (a)
  all documents submitted to us as originals are authentic and complete;

  (b)
  all documents submitted to us in electronic form or via facsimile transmission or as photocopies or other copies of originals conform to the originals and all such originals are authentic and complete;

  (c)
  any signatures and seals on the documents reviewed by us are genuine;

  (d)
  the Resolutions are a full and accurate record of resolutions passed by the board of directors and shareholders of the Company in relation to this subject matter, have not been amended or rescinded and are in full force and effect, no other action has been taken which may affect the validity of the Resolutions and that no director of the Company acted in breach of his fiduciary duty in agreeing to the resolution.

  (e)
  at the time of issue of any of the Registration Shares the Company has not passed a resolution for the winding-up or the appointment of a receiver or judicial manager of the Company, no petition has been presented or order made by a court for the winding-up, dissolution or administration of the Company and no receiver, trustee, administrator, administrative receiver, judicial manager or similar officer has been appointed in relation to the Company or any of its assets or revenues and no other comparable process in any jurisdiction is taking place in relation to the Company;

  (f)
  there shall be subsisting a valid authority given by the shareholders of the Company to the board of directors of the Company pursuant to Section 161 of the Singapore Companies Act, Chapter 50, in respect of the issue of the Registration Shares at each time any Registration Shares are issued;

  (g)
  the board of directors of the Company or its Compensation Committee shall before the issue of the Registration Shares resolve to approve the allotment and issue by the Company of the equity awards in accordance with the terms of the Incentive Plan or Purchase Plan, as the case may be (the "Company's Allotment Procedures");

  (h)
  there are no provisions of the laws of any jurisdiction outside Singapore which would have any implication for the opinions we express and, insofar as any obligation expressed to be incurred or performed under the Documents falls to be performed in or is otherwise subject to the laws of any relevant jurisdiction other than Singapore, its performance will not be illegal by virtue of the laws of that jurisdiction and insofar as the laws of any jurisdiction outside Singapore may otherwise be relevant, such laws have been or will be complied with; and

  (i)
  factual statements made in the Documents and the Resolutions are correct and complete (which statements we have not independently verified).

4.
Opinions

  Based upon and subject to the assumptions set out in this opinion and having regard to such legal considerations as we have deemed relevant and subject to any matters not disclosed to us, we are of the opinion that the Registration Shares, when allotted and issued by the Company (i) pursuant to the equity awards or other rights respectively granted under the Incentive Plan and Purchase Plan, (ii) under the Company's Allotment Procedures, and (iii) represented by share certificates issued by the Company in respect of the Registration Shares, will be validly issued, fully-paid and non-assessable. For the purposes of this opinion we have assumed that the term "non-assessable" under Singapore law.

For the purposes of this opinion we have assumed that the term "non-assessable" (a term which has no recognised meaning under Singapore law) in relation to the Registration Shares to be issued means that holders of such Registration Shares, having fully paid up all amounts due on such Registration Shares, are under no further personal liability to contribute to the assets or liabilities of the Company in their capacities purely as holders of such Registration Shares.

We have made such examination of the laws of Singapore as currently applied by Singapore courts as in our judgment is necessary for the purposes of this opinion. We do not purport to be qualified to express an opinion, and we do not express any opinion, as to the laws of any jurisdiction other than Singapore. The opinions given herein are strictly limited to the matters stated in the paragraphs above and no opinion is implied or may be inferred beyond the matters expressly stated.

This opinion is governed by and shall be construed in accordance with Singapore law.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement and any amendments thereto.

Yours faithfully,

/s/ Baker & McKenzie. Wong & Leow

Baker & McKenzie. Wong & Leow